Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Vesta International, Corp. on Form S-1 amendment number 5 of our Report of Independent Registered Public Accounting Firm, dated  May 20, 2013, on the audited balance sheets of Vesta International Corp. as of March 31, 2013 and 2012 and the related statements of operations, changes in stockholder’s equity and cash flows for the year ended March 31, 2013, the period from May 11, 2011 (Inception) to March 31, 2012 and the period from May 11, 2011 (Inception) to March 31, 2013 and of our review report dated November 19, 2013 with respect to the unaudited balance sheet of Vesta International, Corp. as of September 30, 2013 and the related statements of operations, changes in stockholder’s equity and cash flows for the three and six months period ended September 30, 2013 and 2012 and the period from May 11, 2011  (Inception) to September 30, 2013 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Arvada, Colorado

December 31, 2013                                                                                         Cutler & Co. LLC